UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  September 16, 2014
First Busey Corporation
 (Exact name of registrant as specified in charter)
Nevada	0-15950	37-1078406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 W. University Ave.
Champaign, Illinois  61820
 (Address of principal executive offices) (Zip code)
(217) 365-4544
 (Registrant's telephone number, including area code)
N/A
 (Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Offers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
       On September 16, 2014, on the recommendation of its Nominating and Corporate Governance Committee, the board of directors (the "Board") of First Busey Corporation (the "Company") increased the number of directors constituting the full Board from eleven to twelve and appointed Jon D. Stewart as a director to fill the resultant vacancy, with such appointment effective immediately.  Mr. Stewart's term will expire at the 2015 annual meeting of stockholders.  Mr. Stewart graduated from the University of Illinois at Urbana-Champaign with a Bachelor's degree in Geography; he received his MBA in Marketing from the University of Arkansas.  Mr. Stewart has over thirty-five years of professional experience with an emphasis in the areas of marketing, sales, and supply chain management.  He currently serves as Chief Executive Officer of Tri Star Marketing, Inc., a third generation family business founded in 1947.  Mr. Stewart has served as a director of Busey Bank, the Company's wholly-owned bank subsidiary, since 2002.  In addition to various civic, charitable and social activities, Mr. Stewart currently serves on the Board of Illinois Financing Partners, LLC, and is a Trustee for the Carle Foundation Health System.

As with each of the Company's other non-employee directors, Mr. Stewart will be entitled to receive a base retainer of $20,000 per year, prorated for his service to the Company's Board in 2014.  The Board has not yet determined to which committees of the Board, if any, Mr. Stewart will be appointed to serve.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 16, 2014	First Busey Corporation
By:            /s/    Robin N. Elliott
Name:  Robin N. Elliott
Title:    Chief Financial Officer